Exhibit 99.2
For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways Holdings Announces First Quarter 2008 Results

 Indianapolis, Indiana, (April 23, 2008) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $363.9 million for the quarter ended March 31, 2008, a 25.3% increase, compared to $290.4 million for the same period last year.  The Company reported net income of $20.2 million for the quarter ended March 31, 2008, compared to $19.3 million reported in the prior year’s first quarter.  The Company also reported earnings per diluted share of $0.55, compared to $0.44 for the same period last year.

Included in the first quarter 2008 results were two adjustments: a $3.9 million pre-tax loss (non-cash) on an interest rate swap transaction, which reduced net income by $2.4 million and earnings per diluted share by $0.07 and a reserve on all pre-petition accounts receivables due from Frontier Airlines as of March 31, 2008, which reduced net income by $0.4 million and earnings per diluted share by $0.01.  Excluding these two items, net income for the quarter increased 19% to $23.0 million and earnings per diluted share increased 43% to $0.63. The primary items of significance affecting the first quarter of 2008 are outlined below.

First Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 27.7% for the first quarter of 2008.  This increase was primarily as a result of a 32.1% increase in available seat miles (ASMs) to 3.2 billion ASMs, up from 2.5 billion ASMs and a 26.1% increase in block hours.  These increases reflect the addition of 38 aircraft that were placed into service since March 31, 2007.

Total operating expenses for the first quarter of 2008, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $246.9 million, increased approximately 27.2% from $194.1 million for the same quarter of 2007.  Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased to 7.62¢ for the first quarter of 2008, from 7.91¢ for the same quarter of 2007.

During the quarter the Company took delivery of seven new 86-seat E175 regional jets which were placed into fixed-fee service for US Airways.   The Company entered into fixed rate debt financing arrangements for these aircraft.  At March 31, 2008, the Company’s fleet consisted of 226 regional jet aircraft.

Also during the quarter, the Company repurchased approximately 310,000 shares of its common stock for total consideration of approximately $6.0 million.  As of March 31, 2008, the Company had approximately $92.5 million authorized under its current share repurchase program.

In March 2008, in anticipation of financing the purchase of regional jet aircraft on firm order with the manufacturer, the Company entered into interest rate swap agreements with notional amounts totaling $420 million and a weighted average interest rate of 4.3%.  During the quarter ended March 31, 2008, the Company recorded a pre-tax non-operating loss of $3.9 million related to these agreements.   All of the swap agreements were settled on April 22, 2008 at a cash gain of $5.8 million.  The Company will therefore record a non-operating gain of $9.7 million, pre-tax in the 2nd quarter of 2008 as a result of the settlement.

Recent Developments
On April 11, 2008, Frontier Airlines Holdings, Inc. ("Frontier") and its subsidiary Frontier Airlines, Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.  The Company currently operates 12 E170 aircraft under a code-share agreement with Frontier.  The agreement covers a total of 17 E170 aircraft through December 2019.  The Company and Frontier have negotiated an agreement in principle, subject to customary approvals, that would result in an orderly wind-down of the 12 aircraft over the next few months, with the last two aircraft being removed on June 23, 2008.  As of March 31, 2008, the Company fully reserved its existing receivables from Frontier, which amounted to approximately $0.6 million, pre-tax.  This reduced net income by approximately $0.4 million and earnings per fully diluted share by $0.01.  The Company will seek to place the aircraft into service with other airline partners and/or sell the aircraft.  The Company intends to file a damage claim for an estimated $260 million arising out of Frontier’s rejection of its agreement.  The ultimate amount of the Company’s claim will be determined in the future by the Bankruptcy Court.  At this time we cannot estimate the recovery value, if any, of the ultimate allowable claim.

Balance Sheet Information
At March 31, 2007 the Company had $149.5 million in cash and cash equivalents compared to $164.0 million as of December 31, 2007.  The Company’s long-term debt increased to $2.01 billion as of March 31, 2008, compared to $1.91 billion at December 31, 2007. All of the Company’s long-term debt is at fixed interest rates and is secured by the aircraft.  The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $750 million as of March 31, 2008.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,300 flights daily to 125 cities in 37 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All flights are operated under the airline partner brand, such as AmericanConnection, Delta Connection, United Express, US Airways Express, Continental Express and Frontier. The airlines currently employ approximately 5,000 aviation professionals and operate 226 regional jet aircraft.

The Company will conduct a telephone briefing to discuss its first quarter results tomorrow, April 24th, at 11:00 a.m. EDT. For those wishing to participate please call 800-901-5231 and for international calls please dial 617-786-2961, the password is 78887799.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended March 31,
	2008	2007	Change
OPERATING REVENUES
Regional airline services	$359,545	$284,402	26.4%
Other	4,338	6,041	-28.2%
Total operating revenues	363,883	290,443	25.3%

OPERATING EXPENSES
Wages and benefits	63,364	50,742	24.9%
Aircraft fuel	81,777	66,949	22.1%
Landing fees	13,830	12,052	14.8%
Aircraft and engine rent	33,960	27,034	25.6%
Maintenance and repair	38,473	27,006	42.5%
Insurance and taxes	5,800	4,046	43.4%
Depreciation and amortization	30,893	24,510	26.0%
Other	29,973	23,275	28.8%
Total operating expenses	298,070	235,614	26.5%
OPERATING INCOME	65,813	54,829	20.0%

NON-OPERATING INCOME (EXPENSE)
Interest expense	(30,635)	(25,404)	20.6%
Other — net	(2,735)	2,786	NM
Total non-operating income (expense)	(33,370)	(22,618)	47.5%

INCOME BEFORE INCOME TAXES	32,443	32,211	0.7%

INCOME TAX EXPENSE	12,292	12,931	-4.9%

NET INCOME	20,151	19,280	4.5%
PER SHARE, BASIC	$0.56	$0.45	24.4%
PER SHARE, DILUTED	$0.55	$0.44	25.0%
Weighted Average Common Shares
Basic	36,238	42,626	-15.0%
Diluted	36,581	44,306	-17.4%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended March 31,
	2008	2007	Change
Regional airline services revenues, excluding fuel (000)	277,768	217,453	27.7%
Passengers carried	4,441,737	3,250,296	36.7%
Revenue passenger miles (000)	2,296,711	1,710,698	34.3%
Available seat miles (000)	3,240,323	2,452,784	32.1%
Passenger load factor	70.9%	69.7%	1.2 pts
Cost per available seat mile, including interest expense (cents)	10.14	10.64	-4.7%
Fuel cost per available seat mile (cents)	2.52	2.73	-7.7%
Cost per available seat mile, excluding fuel expense (cents)	7.62	7.91	-3.7%
Operating aircraft at period end:
37-50 seat regional jets	118	109	8.3%
70+ seat regional jets	108	80	35.0%
Block hours	188,824	149,739	26.1%
Departures	105,005	83,098	26.4%
Average daily utilization of each aircraft (hours)	10.2	10.3	-1.0%
Average aircraft stage length (miles)	514	519	-1.0%